Exhibit 23.3

CONSENT OF JOHN T. BOYD COMPANY

As mining and geological consultants, we hereby consent to the use by Westmoreland Resource Partners, LP, formerly named Oxford Resource Partners, LP (the “Partnership”), in connection this Registration Statement on Form S-1 of information contained in our report dated February 2, 2015, addressed to the Partnership, relating to estimates of coal reserves of the Partnership located in Northern Appalachia and the Illinois Basin including setting forth the estimates of such coal reserves of the Partnership in This Registration Statement on Form S-1.

We also consent to the reference to us, John T. Boyd Company, under the heading “Experts” in such Registration Statement.

John T. Boyd Company

By:	/s/ Ronald L. Lewis
Ronald L. Lewis
Managing Director and COO

Date: June 1, 2015